UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2010

Ampal-American Israel Corporation
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	0-538 (Commission File Number)	13-0435685 (IRS Employer Identification No.)
555 Madison Avenue New York, NY, USA (Address of principal executive offices)	10022 (Zip Code)
(866) 447-8636 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 1, 2010, Gadot Chemical Tankers and Terminals Ltd. (“Gadot”), a wholly owned subsidiary of Ampal-American Israel Corporation (the “Company”), entered into an assignment and assumption agreement (the “Assignment Agreement”) with its wholly owned subsidiary Gadot Sales and Distribution Ltd. (“Gadot Sales”), whereby Gadot assigned to Gadot Sales all of its rights and obligations under the previously disclosed stock purchase agreement with Mr. Yosef A. Maiman, the Chairman, President and CEO of the Company, to purchase all of the issued share capital (the “Shares”) of Merhav Agro Ltd. (“Agro”).  Pursuant to the terms of the stock purchase agreement, Mr. Maiman was given notice of the assignment.  The acquisition closed on July 1, 2010, and Gadot Sales purchased the Shares from Mr. Maiman for a purchase price of NIS 108,000,000 (approximately $28.7 million), subject to certain post-closing working capital adjustments and adjustments for changes in Agro’s indebtedness between signing and closing.

To fund the purchase price, Gadot Sales obtained a short term credit facility in the aggregate principal amount of NIS 108,000,000 (approximately $28.7 million) from Israel Discount Bank Ltd.  Gadot Sales intends to replace the short term credit facility with long term financing from Israeli banks.

Mr. Yosef A. Maiman is the Chairman, President and CEO of the Company and is a member of the Company’s controlling shareholder group.  In addition, Mr. Maiman is Chairman of the board of directors of Gadot.  As previously disclosed, a special committee composed solely of independent directors from the Company's Board of Directors approved the purchase of Agro from Mr. Maiman, and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. acted as financial advisors to the special committee.

The foregoing description of the Assignment Agreement does not purport to be complete and is qualified in its entirety by reference to the actual transaction document, which the Company intends to file as an exhibit to its next quarterly report.

Item 8.01. Other Events.

The information relating to the closing of the acquisition of Agro contained in Item 1.01 in this Current Report on Form 8-K is hereby incorporated by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPAL-AMERICAN ISRAEL CORPORATION

By:	/s/ Yoram Firon
Name: Yoram Firon
Title: Vice President - Investments and Corporate Affairs

Date: July 8, 2010

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